EXHIBIT 8.1
                                                              -----------

   Lawrence H. Jacobson
   (312) 258-5580

                             ____________, 2000

   Board of Directors
   Marquette Savings Bank, S.A.
   10533 West National Avenue
   West Allis, Wisconsin  53227

   Gentlemen:

        You have requested our opinion regarding certain United States federal and Wisconsin state income tax consequences of the merger (the "Merger") of Marquette Interim Federal Savings Bank, a to be formed interim federal stock savings bank ("Interim"), into Marquette Savings Bank, S.A. a Wisconsin-chartered capital stock savings association (the "Association"). As of the Effective Date, Interim will be a wholly-owned subsidiary of Marquette Capital Holding Company, Inc. (the "Stock Holding Company"), a to be formed federally-chartered stock corporation and to be wholly-owned subsidiary of the Association. The Merger will be effected pursuant to the Agreement and Plan of Reorganization dated December 14, 1999 (the "Plan") by and among the Association, the Stock Holding Company and Interim. The Plan was approved by the shareholders of the Association on _______________, 2000. The Merger will create a two-tier holding company structure in which the Stock Holding Company will be the stock holding company of the Association and the majority owned subsidiary of Marquette Financial, M.H.C. ("Mutual"). Mutual is the owner of approximately 56 percent of the issued and outstanding shares of Association common stock, all of which will be exchanged for the same percentage of the issued and outstanding shares of Stock Holding Company Common Stock pursuant to the Merger. All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan.

        In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan, the Stock Holding Company's application on Form H-(e)1 ("Application") filed with the Office of Thrift Supervision and of such corporate records of the parties to the Plan as we have deemed appropriate. We have also relied, without independent verification, upon a letter dated ____________, 2000 from the Association to us containing certain tax representations. We have assumed that the parties will act, and that the Merger will be effected, in accordance with the Plan, and that the representations made by the Association in the foregoing letter are true, correct and complete, and will be true, correct and complete on the Effective Date, and as to any statement qualified by the best of knowledge of the Association, will be consistent with the underlying facts as of the Effective Date. Unless facts material to the opinion expressed





   Board of Directors
   Marquette Savings Bank, S.A.
   ____________, 2000
   Page 2


   herein are specifically stated to have been independently established or verified by us, we have relied as to such facts solely upon the representations made by the Association. We are not, however, aware of any facts or circumstances contrary to or inconsistent with such representations. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

        The Merger and related transactions (together, the "Reorganization") will be effected, pursuant to the Plan, as follows:

        (i) The Association will organize the Stock Holding Company, which will issue to the Association _____ shares of its common stock, which stock will constitute all of the issued and outstanding Stock Holding Company Common Stock, and thereby become a wholly-owned subsidiary of the Association.

       (ii) Stock Holding Company will organize Interim as its wholly-owned subsidiary, solely to effect the Merger.

      (iii) Pursuant to the Merger, on the Effective Date, and in accordance with applicable federal law, Interim will be merged with and into the Association, with the Association as the surviving entity, and each share of Association common stock issued and outstanding on the Effective Date will be converted by operation of law into one share of Stock Holding Company Common Stock.

       (iv) Pursuant to the Merger, all of the issued and outstanding shares of Stock Holding Company Common Stock will be canceled, and all of the issued and outstanding shares of Interim common stock will be converted by operation of law into an equal number of issued and outstanding shares of Association common stock, which will constitute all of the issued and outstanding stock of the Association.

        (v) Pursuant to the Merger, (a) all unexercised options to acquire shares of Association common stock will be converted into options to acquire shares of Stock Holding Company Common Stock with identical price, terms and conditions to purchase an identical number of shares of Stock Holding Company Common Stock instead of Association common stock,
             (b) the stock option plan of the Association will become the stock option plan of the Stock Holding Company, and (c) any stock option agreement of the Association will become a stock option agreement of the Stock Holding Company.





   Board of Directors
   Marquette Savings Bank, S.A.
   ____________, 2000
   Page 3


        As a result of the Merger, all stockholders of the Association will become the stockholders of the Stock Holding Company and the Association will become a wholly-owned subsidiary of the Stock Holding Company. Following the Merger, the Association will continue to operate as a savings association and retain its present name and State of Wisconsin charter.

        Based on, and subject to, the foregoing, it is our opinion that for United States federal and Wisconsin state income tax purposes under current law:

        (1) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the "Code"), and the Association, the Stock Holding Company and Interim will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

        (2) No gain or loss will be recognized by Association stockholders upon the exchange of Association common stock solely for shares of Stock Holding Company Common Stock in the Merger.

        (3) No gain or loss will be recognized by the Association, the Stock Holding Company or Interim as a result of the Merger.

        (4) The tax basis of the shares of Stock Holding Company Common Stock received by each holder of Association common stock who exchanges Association common stock for shares of Stock Holding Company Common Stock in the Merger will be the same as the tax basis of the shares of Association common stock surrendered in the exchange therefor.

        (5) The holding period of the shares of Stock Holding Company Common Stock received by each holder of Association common stock in the Merger will include the holding period of the shares of Association common stock exchanged therefor, provided such stockholder holds such shares of Association common stock as a capital asset on the Effective Date.

        (6) No gain or loss will be recognized by Association stockholders upon the conversion of their options to purchase Association common stock into options to purchase Stock Holding Company Common Stock pursuant to the Merger.

        Our opinion is based on present law and existing interpretations thereof by the courts and the Internal Revenue Service. Any change in facts, currently or in the future, or any changes in United States or





   Board of Directors
   Marquette Savings Bank, S.A.
   ____________, 2000
   Page 4


   State of Wisconsin income tax law or existing interpretations thereof, may adversely affect our opinion. Further, our opinion is not binding on the Internal Revenue Service or the Wisconsin Department of Revenue and the tax effects discussed above are not subject to absolute resolution prior to the running of the statute of limitations or the rendering of a final determination by a court of law or by closing agreement with the Internal Revenue Service or Wisconsin Department of Revenue. We consent to the filing of this opinion as an exhibit to the Application and to any reference to us in the Proxy Statement/Prospectus under the heading "Tax Consequences."

                                      SCHIFF HARDIN & WAITE


                                      By:    /s/ Lawrence H. Jacobson
                                           ------------------------------
                                                 Lawrence H. Jacobson